Gaming and Leisure Properties, Inc. Mourns the Loss of Board Member JoAnne A. Epps

WYOMISSING, Pa., September 20, 2023 –Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) - mourns the loss of board member, JoAnne A. Epps, who passed away suddenly on Tuesday, September 19th. Ms. Epps joined the Board of Directors in September 2021, providing invaluable counsel to the management team throughout her tenure as a Board member. She was serving as Acting President of Temple University at the time of her passing and spent nearly 40 years serving the university and its community.

Gaming and Leisure Properties Chairman and Chief Executive Officer, Peter M. Carlino, stated, “We are deeply saddened by the passing of our friend and fellow board member, JoAnne Epps. It was a privilege for me and my fellow Board members to have worked alongside JoAnne. We will be forever grateful for her dedication and service to GLPI. On behalf of our Board of Directors and entire organization we wish to extend our deepest condolences and sympathies to JoAnne’s family and her friends including the Temple University community.”

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Contact
Gaming and Leisure Properties, Inc.     Investor Relations
Matthew Demchyk, Chief Investment Officer     Joseph Jaffoni, Richard Land, James Leahy at JCIR
610/401-2900 212/835-8500
investorinquiries@glpropinc.com glpi@jcir.com